Exhibit 8.1

June 28, 2006
CDF Funding, Inc.
5595 Trillium Boulevard
Hoffman Estates, Illinois 60192
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com

Re:	CDF Funding, Inc.—
Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as tax counsel to CDF Funding, Inc. (the “Registrant”), a Delaware corporation, in connection with (a) the preparation of a registration statement on Form S-3 relating to asset-backed notes (the “Notes”) (Registration No. 333-130782, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2006 pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder. and (b) the related base prospectus for Series 2006-1 dated June 27, 2006 (the “2006-1 Base Prospectus”) and the related prospectus supplement dated June 27, 2006 (together with the 2006-1 Base Prospectus, the “2006-1 Prospectus”) and the related base prospectus for Series 2006-2, dated June 27, 2006 (the “2006-2 Base Prospectus”) and the related prospectus supplement dated June 27, 2006 (together with the 2006-2 Base Prospectus, the “2006-2 Prospectus”), each filed by the Registrant pursuant to Rule 424(b) relating to the issuance of $1,432,500,000 aggregate principal amount of Class A Asset Backed Notes, Series 2006-1 (the “Series 2006-1 Class A Notes”), $52,500,000 aggregate principal amount of the Class B Asset Backed Notes, Series 2006-1 (the “Series 2006-1 Class B Notes”), $15,000,000 aggregate principal amount of the Class C Asset Backed Notes, Series 2006-1 (the “Series 2006-1 Class C Notes”), $477,500,000 aggregate principal amount of Class A Asset Backed Notes, Series 2006-2 (the “Series 2006-2 Class A Notes”), $17,500,000 aggregate principal amount of the Class B Asset Backed Notes, Series 2006-2 (the “Series 2006-2 Class B Notes”), $5,000,000 aggregate principal amount of the Class C Asset Backed Notes, Series 2006-2 (the “Series 2006-2 Class C Notes; and together with the Series 2006-1 Class A Notes, the Series 2006-1 Class B Notes, the Series 2006-1 Class C Notes, the Series 2006-2 Class A Notes and the Series 2006-2 Class B Notes, the “Notes”).
     The Notes will be issued pursuant to a master indenture (as may be amended, modified or supplemented, the “Master Indenture”), between GE Dealer Floorplan Master Note Trust (the “Trust”) and Wilmington Trust Company, as indenture trustee (the “Indenture Trustee”), as
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June 28, 2006

supplemented by a Series 2006-1 Indenture Supplement and a Series 2006-2 Indenture Supplement, each dated as of June 30, 2006 (the “Indenture Supplements” and together with the Master Indenture, the “Indenture”), between the Trust and the Indenture Trustee.
     We generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement and, in each case as filed as an exhibit to the Registration Statement, (i) the Receivables Purchase and Contribution Agreement, as amended, modified or supplemented from time to time, between the Registrant, as seller, and the Trust, as buyer, (ii) the Amended and Restated Servicing Agreement between the Trust and General Electric Capital Corporation, as master servicer, (iii) the Indenture (including the form of Notes included as exhibits thereto), (iv) the Trust Agreement with Bank of New York as Owner Trustee and (v) the Receivables Sale Agreement, as amended, modified or supplemented from time to time, between certain seller parties thereto, and the Registrant, as buyer (collectively, the “Operative Documents”).
     As special tax counsel to the Registrant, we have advised the Registrant with respect to certain federal income tax aspects of the proposed issuance of the Notes after the date hereof as described in the Registration Statement. Such advice has formed the basis for the description of selected federal income tax consequences for holders of the Notes that appears under the heading "U.S. Federal Income Tax Consequences” in each of the 2006-1 Base Prospectus and the 2006-2 Base Prospectus forming part of the Registration Statement and the heading “Structural Summary — Tax Status” in each of the 2006-1 Prospectus Supplement and the 2006-2 Prospectus Supplement forming a part of the Registration Statement. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance of the Notes, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate.
     The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.
     This opinion is furnished by us as special counsel for the Registrant and may be relied upon by you only in connection with the transactions contemplated by the Operative Documents. It may not be used or relied upon by you for any other purpose, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion

June 28, 2006

to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.
     This opinion letter is based on the facts and circumstances set forth in the 2006-1 Base Prospectus and the 2006-2 Base Prospectus, the 2006-1 Prospectus Supplement and the 2006-2 Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein only relates to the Notes and to no other series of notes that may be otherwise issued by the Registrant. As the Registration Statement contemplates series of Notes with numerous different characteristics and the Base Prospectus, form of Prospectus Supplement and the Operative Documents related thereto do not relate to a specific transaction, the particular characteristics of each series of Notes must be considered in determining the applicability of this opinion to a particular series of Notes and such opinion may require modification in the context of any actual transaction.

June 28, 2006

     We consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name therein, without admitting that we are “experts” within the meaning of the 1933 Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.

Respectfully submitted,
/s/ Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP

JBO/WAL/MRA